Exhibit 3.1

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation:
American Oil & Gas Inc.
2. The articles have been amended as follows: (provide article numbers, if available)
IV. AUTHORIZATION OF CAPITAL STOCK: The total number of shares of capital stock the Corporation is authorized to issue is One Hundred Seventy-Five Million (175,000,000), which is divided into two classes: (I) One hundred Fifty Million (150,000,000) shares of Common Stock, par value $0.001 per share; and (2) Twenty-Five Million (25,000,000) shares of Preferred Stock, par value $0.001 per share. The class of preferred stock may be divided into such series as may be established by the Board of Directors, as provided in section 78.195 and 78.196 of the Nevada Revised Statue.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 72.6%
4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

/s/ Andrew P. Calerich
Signature of Officer Andrew P. Calerich, President

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 3-6-09